                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                                 AMENDMENT NO. 1


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 2, 1999


                                 TOM BROWN, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    Delaware
                         -----------------------------
                                 (State or other
                         jurisdiction of incorporation)


        0-3880                                      95-1949781
 ----------------------                 ----------------------------------
(Commission file number)               (IRS employer identification number)


                  508 W. Wall, Suite 500, Midland, Texas 79702
                -------------------------------------------------
               (Address of principal executive offices) (Zip code)


                                 (915) 682-9715
                -------------------------------------------------
               (Registrant's telephone number including area code)

         The undersigned registrant, Tom Brown, Inc. (the Company), hereby amends Item 7. "Financial Statements, Pro Forma Financial Information and Exhibits" of its Current Report on Form 8-K, dated July 2, 1999.

         The following contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, estimates and expectations of the properties' production, reserves, future development costs, operating costs, and general and administrative costs, and energy prices and future tax rates, deductions and credits. Such forward-looking statements involve estimates, assumptions and uncertainties. No assurance can be given that the Company's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits

         (a) Financial Statements of Business Acquired.

             Attached hereto as Schedule A is the audited Statement of Revenues and Direct Operating Expenses of the Gas and Oil Properties Acquired from Union Oil Company of California (Unocal) by Tom Brown, Inc., for the year ended December 31, 1998, and the related notes thereto, together with the Report of Independent Public Accountants.

         (b) Pro Forma Financial Information.

             Attached hereto as Schedule B, for Tom Brown, Inc. and Subsidiaries, are the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1998 and for the six months ended June 30, 1999, the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1999, and the related notes thereto, adjusted to show the pro forma effects of the Company's acquisition of certain gas and oil properties (the Unocal Properties) from Unocal. The financial statements contained in Schedule B incorporate the financial statements of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 1998 and in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.



         (c) Exhibits.

       Exhibit No.                    Description
       -----------                    -----------


          10.1 Purchase and Sale Agreement, dated June 8, 1999, between Union Oil Company of California and Tom
                              Brown, Inc. (previously filed with 8-K dated July
                              2, 1999).

          10.2 Stock Ownership and Registration Rights Agreement, dated as of June 29, 1999, between Union Oil
                              Company of California and Tom Brown, Inc.
                              (previously filed with 8-K dated July 2, 1999).

          *23.1               Consent of Arthur Andersen LLP

             ---------------
             * Filed herewith.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: September 15, 1999


                                 TOM BROWN, INC.


                                 By:     /s/ R. Kim Harris
                                         ---------------------------------------
                                         R. Kim Harris, Controller

                                   Schedule A


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Tom Brown, Inc.



         We have audited the accompanying Statement of Revenues and Direct Operating Expenses for the Gas and Oil Properties Acquired from Union Oil Company of California by Tom Brown, Inc. for the year ended December 31, 1998. This Statement is the responsibility of the management of Tom Brown, Inc. Our responsibility is to express an opinion on this Statement based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         The accompanying Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form 8-K/A of Tom Brown, Inc. and is not intended to be a complete financial presentation of the properties described above.

         In our opinion, the Statement referred to above presents fairly, in all material respects, the Revenues and Direct Operating Expenses for the Gas and Oil Properties Acquired from Union Oil Company of California by Tom Brown, Inc. for the year ended December 31, 1998, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP





Houston, Texas
August 26, 1999

     Statement of Revenues and Direct Operating Expenses for the Gas and Oil Properties Acquired from Union Oil Company of California by Tom Brown, Inc.
                                 (in thousands)

                                                  For the Six Months Ended              For the Year Ended
                                                          June 30,                          December 31,
                                                  ------------------------              ------------------
                                                    1999             1998                       1998
                                                    ----             ----                       ----
                                                         (Unaudited)
Revenues:
   Gas and oil revenues                           $ 9,484          $ 9,088                    $18,612
   Marketing, gathering and
      processing revenues                           1,807            1,825                      3,890
                                                  -------          -------                    -------

Total Revenues                                     11,291           10,913                     22,502

Direct operating expenses                           3,447            3,680                      8,655
                                                  -------          -------                    -------

Revenues in excess of direct
   operating expenses                             $ 7,844          $ 7,233                    $13,847
                                                  =======          =======                    =======


The accompanying notes are an integral part of this statement.

Notes to Statement of Revenues and Direct Operating Expenses for the Gas and Oil
  Properties Acquired from Union Oil Company of California by Tom Brown, Inc.

(1)      The Properties

         On July 2, 1999, Tom Brown, Inc. (the Company) acquired most of the Rocky Mountain gas and oil assets (the Acquired Properties) of Union Oil Company of California (Unocal) for a purchase price of approximately $63 million comprised of $5 million in cash and 5.8 million shares of the Company's common stock. The effective date of the transaction was January 1, 1999. The Acquired Properties consist of approximately 35 net wells, approximately 65,000 net undeveloped acres and a natural gas processing plant located in the Rocky Mountains.

(2)      Basis of Presentation

         During the period presented, the Acquired Properties were not accounted for or operated as a separate division by Unocal. Certain costs, such as depreciation, depletion and amortization, general and administrative expenses, and corporate income taxes were not allocated to individual properties. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances.

         Revenues and direct operating expenses included in the accompanying statement represent Unocal's net working interest in the Acquired Properties and are presented on the accrual basis of accounting. Natural gas revenues were recognized as Unocal's entitlement share of natural gas that was produced based on Unocal's net working interests in the Acquired Properties. Depreciation, depletion and amortization, allocated general and administrative expenses and corporate income taxes have been excluded.

         The statement presented is not indicative of the future financial condition or future results of operations of the Acquired Properties due to changes in and the omission of various operating expenses.

(3)      Commitments and Contingencies

         Pursuant to the terms of the Purchase and Sale Agreement dated June 8, 1999 (the Agreement), any claims, litigation or disputes pending as of the effective date (January 1, 1999) or any matters arising in connection with ownership of the Acquired Properties prior to the effective date are retained by Unocal. Notwithstanding this indemnification, neither the Company nor Unocal are aware of any legal, environmental or other commitments or contingencies that would be materially important in relation to the revenues and direct operating expenses of the Acquired Properties.

(4)      Related Party Transactions

         Affiliates of Unocal acquired substantially all of the natural gas production from the Acquired Properties during the period from July 1998 through December 1998. Such sales, attributable to the net revenue interest of the Acquired Properties, amounted to approximately $5.9 million.

(5)      Capital Expenditures (unaudited)

         Direct operating expenses do not include exploration and development expenditures related to the Acquired Properties which amount to approximately $6.4 million for the year ended December 31, 1998.

                      SUPPLEMENTAL GAS AND OIL INFORMATION
                                   (Unaudited)

GAS AND OIL RESERVE INFORMATION

         Proved gas and oil reserve quantities for the Acquired Properties are based on estimates prepared by the Company's engineers, and from information provided by Unocal, in accordance with guidelines established by the Securities and Exchange Commission (SEC).

         There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.

Reserve Information

                                                                      For the Year Ended December 31, 1998
                                                                      ------------------------------------
                                                                                          Crude Oil,
                                                                                        Condensate and
                                                                            Gas      Natural Gas Liquids
                                                                           Mmcf              Mbbl
                                                                      ------------   ---------------------
Proved developed and undeveloped reserves
     Balance, beginning of year                                            58,290           7,825
     Revisions of previous estimates                                         (364)            130
     Purchase of minerals in place                                          4,963              21
     Extensions, discoveries, and improved recovery                         1,346              14
     Production                                                            (9,776)           (863)
                                                                           ------           -----
     Balance, end of year                                                  54,459           7,127
                                                                           ======           =====

Proved developed reserves
     Balance, beginning of year                                            50,936           7,622
                                                                           ======           =====
     Balance, end of year                                                  47,589           6,942
                                                                           ======           =====

                      SUPPLEMENTAL GAS AND OIL INFORMATION
                                   (Unaudited)

FUTURE NET CASH FLOWS

         Future cash inflows for the Acquired Properties are based on year end gas and oil prices except in those instances where future natural gas or oil sales are covered by physical or derivative contract terms providing for higher or lower amounts. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation.

         The following table sets forth unaudited information concerning future net cash flows for gas and oil reserves, net of income tax expense. Income tax expense has been computed using expected future tax rates and giving effect to tax deductions and credits available, under current laws, and which relate to gas and oil producing activities. This information does not purport to present the fair market value of the Acquired Properties' gas and oil assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.

Standardized Measure of Discounted Future Net Cash Flows

                                                                                                       As of
                                                                                                 December 31, 1998
                                                                                                 -----------------
                                                                                                   (in thousands)
Future:
     Cash inflows                                                                                      $168,308
     Production costs                                                                                   (92,953)
     Development costs                                                                                  (10,898)
     Income tax expense                                                                                 (10,387)
                                                                                                       --------
Net cash flows                                                                                           54,070
Discount for estimated timing of future cash flows                                                      (15,643)
                                                                                                       --------
           Total                                                                                       $ 38,427
                                                                                                       ========

Changes in the Standardized Measure of Discounted Future Net Cash Flows

                                                                                                 For the Year Ended
                                                                                                 December 31, 1998
                                                                                                 ------------------
                                                                                                   (in thousands)
Beginning of year                                                                                      $ 59,096
Gas and oil sales, net of production costs                                                              (13,738)
Net change in anticipated prices and production costs                                                   (28,116)
Extensions, discoveries and improved recovery, less related costs                                           568
Changes in future development costs                                                                      (1,715)
Previously estimated development costs incurred                                                           1,387
Net change in income taxes                                                                               14,980
Purchase of minerals in place                                                                             2,021
Accretion of discount                                                                                     8,187
Revision of quantity estimates                                                                              235
Changes in production rates and other                                                                    (4,478)
                                                                                                       --------
End of year                                                                                            $ 38,427
                                                                                                       ========

                                   Schedule B


                        TOM BROWN, INC. AND SUBSIDIARIES
                   Unaudited Pro Forma Condensed Consolidated
                              Financial Statements

         The following unaudited pro forma condensed consolidated financial statements and related notes are presented to show the pro forma effects of the acquisition of gas and oil properties (the Acquired Properties) from Union Oil Company of California (Unocal). The Unocal transaction will be reported using the purchase method of accounting.

         The pro forma condensed consolidated statements of operations are presented to show income from continuing operations as if the Unocal transaction occurred effective January 1, 1998. The pro forma condensed consolidated balance sheet is based on the assumption that the Unocal transaction occurred effective June 30, 1999.

         Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed consolidated financial statements. The pro forma data are not necessarily indicative of the financial results that would have been attained had the Unocal transaction occurred on the dates referenced above, and should not be viewed as indicative of operations in future periods. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the notes thereto, Tom Brown, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, and the Statement of Revenues and Direct Operating Expenses for the Gas and Oil Properties Acquired From Union Oil Company of California by Tom Brown, Inc. included herein as Schedule A.

                        TOM BROWN, INC. AND SUBSIDIARIES
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                      for the Year Ended December 31, 1998
                    (in thousands, except per share amounts)

                                                                               Unocal
                                                       Tom Brown, Inc.        Properties         Adjustments
                                                         Historical           Historical          Pro Forma        Pro Forma
                                                       ---------------        ----------         -----------       ---------
Revenues:
  Gas and oil sales                                       $ 78,072             $ 18,612                             $ 96,684
  Marketing, gathering and processing                       47,981                3,890                               51,871
  Drilling                                                   4,561                                                     4,561
  Interest income and other                                    716                                                       716
                                                          --------             --------           ---------         --------
     Total revenues                                        131,330               22,502                   0          153,832
                                                          --------             --------           ---------         --------

Costs and expenses:
   Gas and oil production                                   14,522                8,655                               23,177
   Taxes on gas and oil production                           7,512                                                     7,512
   Cost of gas sold                                         48,442                                                    48,442
   Drilling operations                                       4,367                                                     4,367
   Exploration costs                                        17,274                                                    17,274
   Impairments of leasehold costs                            3,215                                                     3,215
   General and administrative                                7,139                                      200 (a)        7,339
   Depreciation, depletion, and amortization                44,575                                    8,662 (b)       53,237
   Impairment of gas and oil properties                     51,344                                                    51,344
   Interest expense and other                                4,301                                                     4,301
                                                          --------             --------           ---------         --------
      Total costs and expenses                             202,691                8,655               8,862          220,208
                                                          --------             --------           ---------         --------

Income (loss) before income taxes                          (71,361)              13,847              (8,862)         (66,376)

Income tax benefit (provision)                              27,878                                   (1,745)(c)       26,133
                                                          --------             --------           ---------         --------

Net income (loss)                                          (43,483)              13,847             (10,607)         (40,243)

Preferred stock dividend                                    (1,750)                                                   (1,750)
                                                          --------             --------           ---------         --------

Net income (loss) attributable to common stock            $(45,233)            $ 13,847           $ (10,607)        $(41,993)
                                                          ========             ========           =========         ========

Weighted average number of common Shares outstanding:
   Basic                                                    29,251                                    5,800 (d)       35,051
                                                          ========                                =========         ========
   Diluted                                                  29,251                                    5,800 (d)       35,051
                                                          ========                                =========         ========
Net income (loss) per common share:
   Basic                                                  $  (1.55)                                                 $  (1.20)
                                                          ========                                                  ========
   Diluted                                                $  (1.55)                                                 $  (1.20)
                                                          ========                                                  ========


The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of these statements.

                        TOM BROWN, INC. AND SUBSIDIARIES
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                     for the Six Months Ended June 30, 1999
                    (in thousands, except per share amounts)


                                                                               Unocal
                                                       Tom Brown, Inc.        Properties          Pro Forma
                                                         Historical           Historical         Adjustments       Pro Forma
                                                       ---------------        ----------         -----------       ---------
Revenues:
  Gas and oil sales                                       $ 38,417             $ 9,484            $                $ 47,901
  Marketing, gathering and processing                       26,178               1,807                               27,985
  Drilling                                                   2,152                                                    2,152
  Interest income and other                                  1,164                                                    1,164
                                                          --------             -------            --------         --------
     Total revenues                                         67,911              11,291                   0           79,202
                                                          --------             -------            --------         --------

Costs and expenses:
   Gas and oil production                                    7,423               3,447                               10,870
   Taxes on gas and oil production                           3,989                                                    3,989
   Cost of gas sold                                         25,767                                                   25,767
   Drilling operations                                       1,900                                                    1,900
   Exploration costs                                         3,246                                                    3,246
   Impairments of leasehold costs                            1,800                                                    1,800
   General and administrative                                3,908                                     100 (a)        4,008
   Depreciation, depletion, and amortization                21,018                                   3,768 (b)       24,786
   Interest expense and other                                2,855                                                    2,855
                                                          --------             -------            --------         --------
      Total costs and expenses                              71,906               3,447               3,868           79,221
                                                          --------             -------            --------         --------

Income (loss) before income taxes                           (3,995)              7,844              (3,868)             (19)

Income tax benefit (provision)                                 903                                  (1,392)(c)         (489)
                                                          --------             -------            --------         --------

Net income (loss)                                           (3,092)              7,844              (5,260)            (508)

Preferred stock dividend                                      (875)                                                    (875)
                                                          --------             -------            --------         --------

Net income (loss) attributable to common stock            $ (3,967)            $ 7,844            $ (5,260)        $ (1,383)
                                                          ========             =======            ========         ========

Weighted average number of common shares outstanding:
   Basic                                                    29,267                                   5,800 (d)       35,067
                                                          ========                                ========         ========
   Diluted                                                  29,267                                   5,800 (d)       35,067
                                                          ========                                ========         ========

Net income (loss) per common share:
   Basic                                                  $  (0.14)                                                $  (0.04)
                                                          ========                                                 ========
   Diluted                                                $  (0.14)                                                $  (0.04)
                                                          ========                                                 ========


The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of these statements.

                        TOM BROWN, INC. AND SUBSIDIARIES
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                               as of June 30, 1999
                                 (in thousands)


                                                      Tom Brown, Inc.       Pro Forma
                                                        Historical         Adjustments            Pro Forma
                                                       ------------        ------------           ----------
                                             ASSETS

Current assets                                               41,492               2,657(1)            44,149
Net property and equipment                                  363,938              60,857(1)           427,270
                                                                                  2,475(2)
Other assets                                                 36,206              (2,420)(2)           33,786
                                                       ------------        ------------           ----------
                                                            441,636              63,569              505,205
                                                       ============        ============           ==========


                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                          36,221                  55(2)            36,276
Bank debt                                                    74,000                                   74,000
Other noncurrent liabilities                                  2,670                                    2,670
                                                       ------------        ------------           ----------
   Total liabilities                                        112,891                  55              112,946

Stockholders' equity                                        328,745              63,514(1)           392,259
                                                       ------------        ------------           ----------

                                                            441,636              63,569              505,205
                                                       ============        ============           ==========


The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of these statements.

                        TOM BROWN, INC. AND SUBSIDIARIES
               Notes to Unaudited Pro Forma Condensed Consolidated
                              Financial Statements

BASIS OF PRESENTATION

         The unaudited pro forma statement of operations for the year ended December 31, 1998, is based on the audited financial statements of the Company for the year ended December 31, 1998, the audited statement of revenues and direct operating expenses for the Unocal Properties for the year ended December 31, 1998, and the adjustments and assumptions described below.

         The unaudited pro forma statement of operations for the six months ended June 30, 1999, and the unaudited pro forma balance sheet as of June 30, 1999, are based on the unaudited financial statements of the Company as of and for the six months ended June 30, 1999, the unaudited statement of revenues and direct operating expenses for the Unocal properties for the six months ended June 30, 1999, and the adjustments and assumptions described below.

PRO FORMA ADJUSTMENTS

         THE UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS REFLECT THE FOLLOWING
         ADJUSTMENTS:

         a. Record estimated increase is general and administrative expense as a result of the purchase of the Unocal Properties.

         b. Record incremental depreciation, depletion and amortization expense using the units-of-production method for gas and oil properties and the straight-line method for the gas processing plant.

         c. Record a pro forma income tax provision, assuming a 35 percent rate, based on the pro forma change in pre-tax income.

         d. Record the issuance of 5,800,000 shares of the Company's common stock to Unocal.

         THE UNAUDITED PRO FORMA BALANCE SHEET REFLECTS THE FOLLOWING
         ADJUSTMENTS:

         1. The issuance of 5,800,000 shares of the Company's common stock to Unocal valued at $10.95 per share plus $5,000,000. This cash payment was more than offset by the approximate $7,657,000 that the Company received from Unocal for six months of operating cash flow as the transaction was effective as of January 1, 1999. The preliminary allocation of the net purchase price reflects an allocation of $2.9 million to unproved gas and oil properties, $38.9 million to proved gas and oil properties, $20.7 million to a natural gas processing plant and $.8 million to a pipeline. These purchase price allocations are subject to further review and audit.

         2. Record transaction costs, primarily investment banking fees relating to the Unocal transaction.

                        TOM BROWN, INC. AND SUBSIDIARIES
                  Pro Forma Supplemental Gas and Oil Disclosure
                                   (Unaudited)

         The following table sets forth certain unaudited pro forma information concerning the Company's proved gas and oil reserves at December 31, 1998, giving effect to the Unocal transaction as if it had occurred on January 1, 1998. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.

PROVED OIL AND NATURAL GAS RESERVES

                                                                         NATURAL GAS
                                                      -------------------------------------------------
                                                                           UNOCAL
                                                      TOM BROWN, INC.     PROPERTIES        PRO FORMA
                                                      ---------------    ------------      ------------
                                                                            (Mmcf)
Estimated reserves at December 31, 1997                     347,104            58,290           405,394
Revisions of previous estimates                              (7,021)             (364)           (7,385)
Purchase of minerals in place                                    --             4,963             4,963
Extension, discoveries and improved recovery                 67,921             1,346            69,267
Sales of minerals in place                                      (95)               --               (95)
Production                                                  (35,887)           (9,776)          (45,663)
                                                       ------------      ------------      ------------
Estimated reserves at December 31, 1998                     372,022            54,459           426,481
                                                       ============      ============      ============

Proved developed reserves:
   December 31, 1997                                        258,756            50,936           309,692
   December 31, 1998                                        263,747            47,589           311,336


                                                           OIL, CONDENSATE AND NATURAL GAS LIQUIDS
                                                      -------------------------------------------------
                                                                           UNOCAL
                                                      TOM BROWN, INC.     PROPERTIES        PRO FORMA
                                                      ---------------    ------------      ------------
                                                                            (Mbls)
Estimated reserves at December 31, 1997                       7,227             7,825            15,052
Revisions of previous estimates                              (1,211)              130            (1,081)
Purchase of minerals in place                                    --                21                21
Extension, discoveries and improved recovery                    711                14               725
Sales of minerals in place                                      (18)               --               (18)
Production                                                   (1,027)             (863)           (1,890)
                                                       ------------      ------------      ------------
Estimated reserves at December 31, 1998                       5,682             7,127            12,809
                                                       ============      ============      ============

Proved developed reserves:
   December 31, 1997                                          5,749             7,622            13,371
   December 31, 1998                                          4,029             6,942            10,971

                        TOM BROWN, INC. AND SUBSIDIARIES
          Pro Forma Supplemental Gas and Oil Disclosures - (continued)
                                   (Unaudited)


FUTURE NET CASH FLOWS

         The following table sets forth unaudited pro forma information concerning the discounted future net cash flows from proved gas and oil reserves of the Company as of December 31, 1998, net of income tax expense, and giving effect to the Unocal acquisition as if it had occurred on January 1, 1998. Income tax expense has been computed using assumptions relating to the future tax rates and the permanent differences and credits under the tax laws relating to gas and oil activities at December 31, 1998. Cash flows relating to the Unocal Properties are based on the Company's evaluation of reserves and on information provided by Unocal. Future income tax expense on the Unocal Properties is based on the Company's estimated purchase price allocation. The information should be viewed only as a form of standardized disclosure concerning possible future cash flows that would result under the assumptions used, but should not be viewed as indicative of fair market value. Reference is made to the Company's financial statements for the fiscal year ended December 31, 1998, and the Statement of Revenues and Direct Operating Expenses for the Gas and Oil Properties Acquired from Union Oil Company of California by Tom Brown, Inc. included herein for a discussion of the assumptions used in preparing the information presented.

Standardized Measure of Discounted Future Net Cash Flows

                                                                           UNOCAL
                                                      TOM BROWN, INC.     PROPERTIES        PRO FORMA
                                                      ---------------    ------------      ------------
                                                                          (in thousands)
Cash inflows                                           $    764,974      $    168,308      $    933,282
Production and development costs                           (292,003)         (103,851)         (395,854)
Income tax expense                                          (71,960)          (10,387)          (82,347)
                                                       ------------      ------------      ------------

Net cash flows                                              401,011            54,070           455,081
Annual discount at 10%                                     (179,294)          (15,643)         (194,937)
                                                       ------------      ------------      ------------

Standardized measure of discounted
   future cash flows (1)                               $    221,717      $     38,427      $    260,144
                                                       ============      ============      ============


(1) Pro forma future net cash flows before income tax expense, discounted at 10% per annum, totaled approximately $300.2 million.

                        TOM BROWN, INC. AND SUBSIDIARIES
          Pro Forma Supplemental Gas and Oil Disclosures - (continued)
                                   (Unaudited)


Changes in the standardized measure of discounted future net cash flows:

                                                                           UNOCAL
                                                      TOM BROWN, INC.     PROPERTIES        PRO FORMA
                                                      ---------------    ------------      ------------
                                                                             (in thousands)
Beginning of year                                      $    265,174      $     59,096      $    324,270
Gas and oil sales, net of production costs                  (56,032)          (13,738)          (69,770)
Net change in anticipated prices and
   production costs                                         (36,581)          (28,116)          (64,697)
Extension, discoveries and improved
   recovery, net of related costs                            33,651               568            34,219
Change in future development costs                           (2,652)           (1,715)           (4,367)
Previously estimated development costs
   incurred                                                   8,690             1,387            10,077
Net change in income taxes                                    3,336            14,980            18,316
Purchases of minerals in place                                   --             2,021             2,021
Sales of minerals in place                                     (151)               --              (151)
Accretion of discount                                        30,081             8,187            38,268
Revisions of quantity estimates                             (10,716)              235           (10,481)
Change in production rates and other                        (13,083)           (4,478)          (17,561)
                                                       ------------      ------------      ------------
End of year                                            $    221,717      $     38,427      $    260,144
                                                       ============      ============      ============

                               INDEX TO EXHIBITS

       Exhibit No.                   Description
       -----------                   -----------

          10.1 Purchase and Sale Agreement, dated June 8, 1999, between Union Oil Company of California and Tom
                              Brown, Inc. (previously filed with 8-K dated July
                              2, 1999).

          10.2 Stock Ownership and Registration Rights Agreement, dated as of June 29, 1999, between Union Oil
                              Company of California and Tom Brown, Inc.
                              (previously filed with 8-K dated July 2, 1999).

          *23.1               Consent of Arthur Andersen LLP


          ---------------
          * Filed herewith